Exhibit 99.2

DATE: August 14, 2009

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS ANNOUNCES EXCHANGE OFFER FOR ITS 3.25% CONVERTIBLE SENIOR SUBORDINATED NOTES

MINNEAPOLIS, August 14, 2009 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD), today announced that it has commenced an exchange offer for its outstanding 3.25% Convertible Senior Subordinated Notes due 2036 (the “2036 Notes”).

Upon the terms and subject to the conditions of the exchange offer, the Company is offering to exchange $1,000 principal amount of its new 3.75% Convertible Senior Subordinate Notes due 2041 (the “2041 Notes”) for each $1,000 principal amount of its 2036 Notes, provided that the maximum aggregate principal amount of the 2036 Notes that the Company will exchange is $250 million. The Company will also pay in cash, accrued and unpaid interest on 2036 Notes accepted for exchange from the last applicable interest payment date to, but excluding the date on which the exchange of 2036 Notes accepted for exchange is settled.

The 2041 Notes will be convertible into cash, and in certain circumstances, shares of the Company’s common stock initially at the same conversion rate and conversion price as the 2036 Notes, which will be subject to adjustment under certain circumstances. Holders of 2041 Notes will have the right to require the Company to repurchase their 2041 Notes at par on September 15, 2016, which is more than three years after July 1, 2013, the first date on which holders of 2036 Notes can require the Company to repurchase their 2036 Notes at par.

The exchange offer is conditioned on (i) at least $100,000,000 aggregate principal amount of the 2036 Notes being validly tendered and not validly withdrawn, (ii) the last reported sale price of the Company’s common stock on The NASDAQ Global Select Market not exceeding $17.64 per share on the expiration date and (iii) the satisfaction of certain other customary conditions. Subject to applicable law, the Company may waive certain conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer.

The exchange offer will expire on the expiration date, which will be midnight, New York City time, on September 11, 2009, unless extended or earlier terminated by the Company. Holders may withdraw their tendered 2036 Notes at any time prior to the Expiration Date.

The 2041 Notes will be the Company’s unsecured senior subordinated obligations, and will be guaranteed on an unsecured senior subordinated basis by four of the Company’s subsidiaries.

The Sole Lead Dealer Manager for the Exchange Offer is J.P. Morgan Securities, Inc. The Co-Dealer Manager for the Exchange Offer is Goldman, Sachs & Co. For additional information, you may contact J.P. Morgan Securities, Inc. at (800) 261-5767 (U.S. toll free) or (212) 622-2781. The Company has engaged D.F. King & Co., Inc. as the information agent and U.S. Bank National Association as the Exchange Agent.

The Company has filed a registration statement and a tender offer statement relating to the Exchange Offer with the Securities and Exchange Commission (the “SEC”). The registration statement has not yet become effective and the 2041 Notes may not be issued, nor may the Exchange Offer be consummated, prior to the time that the registration statement becomes effective.

American Medical Systems

August 14, 2009

Copies of the prospectus relating to the Exchange Offer, which is contained in the registration statement, and the related Letter of Transmittal, which will be made available to all holders of 2036 Notes and may be obtained from D.F. King & Co., Inc., the Information Agent for the Exchange Offer, at (800) 549-6697 (U.S. toll free) or (212) 269-5550. The prospectus contained in the Registration Statement and the related Letter of Transmittal will also be available free of charge at the SEC’s website at www.sec.gov.

Before any holder tenders 2036 Notes or otherwise makes any investment decision with respect to 2036 Notes or 2041 Notes, the holder is urged to read the prospectus relating to the Exchange Offer, which is contained in the Registration Statement, and the other documents that the Company has filed with the SEC, including the documents that are incorporated by reference into the prospectus relating to the Exchange Offer, for more complete information about the Company and its subsidiaries.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any exchange of the 2036 Notes for 2041 Notes pursuant to the Exchange Offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 320,000 patients in 2008.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the future financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2009, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

American Medical Systems

August 14, 2009

Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com